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                                                                 EXHIBIT 10.11

                                   [Date]

[Name of Employee]

Dear [Employee]:

This letter serves as an addendum to your original offer letter of employment dated _________ with the Company.

Your employment with the Company continues to be at will. However, in the event you are terminated by the Company for a reason other than for cause, you will be entitled to the following separation benefits:

        (1) continued payment of your salary at your then current salary rate (less applicable withholding), for three months;

        (2)  vesting of fifty percent of your then outstanding stock options;
             and

        (3) the right to exercise your right to purchase any options in which you are vested for one year after the date of the termination of your employment (keeping in mind that if you actually purchase your options more than ninety days following the date of the termination of your employment you may be precluded from receiving any favorable tax treatment currently available under the Stock Option).

For purposes of this Agreement, a termination "for cause" occurs if you are terminated for any of the following reasons:

        (a) theft, dishonesty, or falsification of any employment or Company records;

        (b)  conviction of a felony or any act involving moral turpitude;

        (c) consistent poor performance, as determined by the Board in its sole discretion;

        (d) improper disclosure of the Company's confidential or proprietary information;

        (e) any intentional act by you that has a material detrimental effect on the Company's reputation or business; or

        (f)  the Company ceases or fails to continue to do business.

Further, in the event of a Change of Control (as defined in this paragraph) of the Company, all of the unvested shares subject to your stock option agreement shall become vested immediately prior to the Change in Control. For purposes of this Agreement, a "Change of Control" shall mean an "Ownership Change Event" (as defined in this paragraph) or a series of related Ownership Change Events (collectively, the "Transaction") wherein the stockholders of the Company immediately
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before the Transaction do not retain immediately after the Transaction direct or indirect beneficial ownership of more than fifty percent (50%) of the total combined voting power of the outstanding voting stock of the Company or the corporation or corporations to which the assets of the Company were transferred (the "Transferee Corporation(s)"), as the case may be. For purposes of the preceding sentence, indirect beneficial ownership shall include, without limitation, an interest resulting from ownership of the voting stock of one or more corporations which, as a result of the Transaction, own the Company or the Transferee Corporation(s), as the case may be, either directly or through one or more subsidiary corporations. The Board shall have the right to determine whether multiple sales or exchanges of the voting stock of the Company or multiple Ownership Change Events are related, and its determination shall be final, binding and conclusive.

Other than this modification, your letter agreement of ________ and any agreements concerning your stock options shall remain in full force and effect. Any further modifications to that agreement must be made in writing signed by both you and the Company. To indicate your acceptance of these modifications, please sign below.


Best Regards,



Philip Sawyer
President and CEO

Agreed to and accepted


____________________    Date:_____________

                                      -2-
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                              SCHEDULE OF PARTIES
                              -------------------
                                 TO AGREEMENT
                                 ------------


     Debera M. Brown

     Scott A. Huie

     Cary J. Reich

     Joseph F. Rondinone

                                      -3-